Exhibit 99.1

LHC Group and Methodist Hospital Announce Home Health Joint Venture

Company Also Acquires Central Basin Home Health and Hospice

LAFAYETTE, La.--(BUSINESS WIRE)--May 5, 2009--LHC Group, Inc. (NASDAQ: LHCG), one of the largest providers of home nursing services in the United States, announced today that it has entered into a definitive agreement to enter into a home health joint venture with Methodist Hospital to provide home nursing services in Henderson, Kentucky.

The primary service area of this joint venture spans three counties in Kentucky, a Certificate of Need (CON) state. The estimated population of the service area is 150,000, with almost 14 percent over the age of 65. Net revenue for the Henderson, Kentucky, agency during the most recent 12 months was approximately $3.0 million. This joint venture, which is expected to close on June 1st, is not expected to add materially to LHC Group’s earnings in 2009.

Methodist Hospital is a 205-bed regional healthcare facility located on the banks of the Ohio River in Henderson, Kentucky. Methodist Hospital provides general medical and surgical care for inpatient, outpatient and emergency room patients and also operates a critical access hospital located in Morganfield, Kentucky. Methodist Hospital employs over 875 professionals who provide the nurturing care to those needing hospital services.

"We are excited about this new partnership with LHC Group,” said Bruce Begley, Chief Executive Officer of Methodist Hospital. “LHC is an acknowledged leader in home care services, and our patients will benefit from the expertise they bring to our daily operations. There will be no interruption in service to patients served by our agency. This will be a seamless transition for our patients, but one that results in improved focus and expertise for our home care services.”

Keith G. Myers, Chief Executive Officer of LHC Group, added, “We are proud to be partnering with an organization with such an outstanding reputation and tradition of excellence as Methodist Hospital. We enter this new relationship knowing we have a strong partner who shares our commitment to quality care and efficiency. Together, our organizations will provide the residents of Henderson and the surrounding area with the highest quality of home care services. We are also extremely excited about this transaction since it is our first hospital joint venture in Kentucky, which has been a strong state for LHC Group. We look forward to developing future hospital joint venture relationships throughout the Commonwealth of Kentucky.”

LHC Group also announced today that it has acquired 100% of the assets of Central Basin Home Health & Hospice located in Moses Lake, Washington.

The primary service area of this acquisition spans three counties in Washington, a Certificate of Need (CON) state. The estimated population of the service area is 110,000, with almost 12 percent over the age of 65. Combined net revenue for the Moses Lake, Washington, home health and hospice agencies during the most recent 12 months was approximately $1.3 million. This acquisition is not expected to add materially to LHC Group’s earnings in 2009.

Mr. Myers, added, “I would like to welcome the employees of Central Basin Home Health & Hospice into the LHC Group family. The addition of Central Basin Home Health & Hospice increases our presence in the northwestern part of the United States and further solidifies our position as a leading national provider of home care services. As always, our commitment is to help people in these communities by providing the highest quality home-based services available to the patients and families in these areas.”

About LHC Group, Inc.

LHC Group, Inc. is one of the largest providers of home nursing services in the United States providing quality cost effective healthcare services to patients within the comfort and privacy of their home or place of residence.

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements about the Company’s future financial performance and the strength of the Company’s operations. Such forward-looking statements may be identified by words such as “continue,” “expect,” and similar expressions. Forward-looking statements involve a number of risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements, including changes in reimbursement, changes in government regulations, changes in LHC Group’s relationships with referral sources, increased competition for LHC Group’s services, increased competition for joint venture and acquisition candidates, changes in the interpretation of government regulations, and other risks set forth in Item 1A. Risk Factors in LHC Group’s Annual Report on Form 10-K for the year ended December 31, 2008, filed with the Securities and Exchange Commission. LHC Group undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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CONTACT:
LHC Group, Inc.
Eric Elliott, 337-233-1307
Vice President of Investor Relations
eric.elliott@lhcgroup.com